EXHIBIT 99.1

Citizens Holding Company Declares $.14 Per Share Dividend

PHILADELPHIA, Miss.—(BUSINESS WIRE)—August 27, 2003—Citizens Holding Company (AMEX: CIZ—news) announced today that its Board of Directors declared a cash dividend of $0.14 per share payable September 30, 2003, to shareholders of record as of September 15, 2003. This dividend will bring total dividends paid in 2003 to $.42 per share, an increase of 10.5% over the same period in 2002.

“I am pleased to announce today the Board’s decision to declare a $.14 per share dividend for the third quarter of 2003,” said Greg L. McKee, President and Chief Executive Officer. “Year to date earnings through the first six months of 2003 have allowed us to continue to pay our shareholders a respectable return on their investment. We have always been committed to pay dividends as our profits allow.”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has nineteen full service banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

Rsmith@netdoor.com